                                   EXHIBIT 99a

                                                          THE DEXTER CORPORATION

     CONDENSED STATEMENT OF INCOME

     -------------------------------------------------------------------------------------------------------------------

     In thousands of dollars                                            Three Months Ended June 30
                                                 -----------------------------------------------------------------------
     (except per share amounts)                                  1996                        1995             Change
     -------------------------------------------------------------------------------------------------------------------

     REVENUES
     Net sales                                   $            285,701          $          282,991                +  1%
     Other income                                               3,022                       2,899                +  4%
                                                 ---------------------         -------------------
                                                              288,723                     285,890                +  1%

     EXPENSES
     Cost of sales                                            187,756                     193,100                -  3%
     Marketing and administrative                              56,157                      51,719                +  9%
     Research and development                                  13,175                      12,825                +  3%
     Interest                                                   5,376                       5,196                +  3%
     Gain on divestiture of product lines                      (2,719)
                                                 ---------------------         -------------------

     INCOME BEFORE TAXES                                       28,978                      23,050                +26%
     Income taxes                                              10,287                       8,298                +24%
                                                 ---------------------         -------------------

     INCOME BEFORE MINORITY INTERESTS                          18,691                      14,752                +27%
     Minority interests                                         4,298                       2,794                +54%
                                                 ---------------------         -------------------

     NET INCOME                                  $             14,393          $           11,958                +20%
                                                 =====================         ===================


     NET INCOME PER SHARE                                       $0.61                       $0.49                +24%

     DIVIDENDS DECLARED PER SHARE                               $0.22                       $0.22

     AVERAGE SHARES OUTSTANDING (000)                          23,657                      24,376                - 3%

     -------------------------------------------------------------------------------------------------------------------



     -----------------------------------------------------------------------------------------------------------------

     In thousands of dollars                                             Six Months Ended June 30
                                                 ---------------------------------------------------------------------
     (except per share amounts)                                1996                      1995               Change
     -----------------------------------------------------------------------------------------------------------------


     REVENUES
     Net sales                                   $          562,928          $        549,784                  +  2%
     Other income                                             5,197                     5,938                  - 12%
                                                 -------------------         -----------------
                                                            568,125                   555,722                  +  2%

     EXPENSES
     Cost of sales                                          370,281                   374,229                  -  1%
     Marketing and administrative                           112,394                   102,137                  + 10%
     Research and development                                26,018                    25,355                  +  3%
     Interest                                                10,742                    10,359                  +  4%
     Gain on divestiture of product lines                    (2,719)
                                                 -------------------         -----------------

     INCOME BEFORE TAXES                                     51,409                    43,642                  +18%
     Income taxes                                            18,250                    15,711                  +16%
                                                 -------------------         -----------------

     INCOME BEFORE MINORITY INTERESTS                        33,159                    27,931                  +19%
     Minority interests                                       7,618                     5,511                  +38%
                                                 -------------------         -----------------

     NET INCOME                                  $           25,541          $         22,420                  +14%
                                                 ===================         =================


     NET INCOME PER SHARE                                     $1.07                     $0.92                  +16%

     DIVIDENDS DECLARED PER SHARE                             $0.44                     $0.44

     AVERAGE SHARES OUTSTANDING (000)                        23,828                    24,364                  - 2%

     ------------------------------------------------------------------------------------------------------------------



     See accompanying notes to the consolidated financial statements.

                                   EXHIBIT 99b
                                                          THE DEXTER CORPORATION
CONDENSED STATEMENT OF FINANCIAL POSITION


In thousands of dollars                      June 30      December 31      June 30
(except per share amounts)                      1996             1995         1995
                                          ----------      -----------   -----------

Assets
Cash and short-term securities            $   75,058      $  65,542     $    49,491
Accounts receivable, net                     202,586        201,389         202,565
Inventories
    Materials and supplies                    58,761         60,099          64,165
    In process and finished                  111,640        121,644         115,935
    LIFO reserve                             (22,502)       (24,709)        (23,632)
                                          ----------      ---------     -----------
                                             147,899        157,034         156,468
Prepaid and deferred expenses                 33,035         32,756          30,134
                                          ----------      ---------     -----------
    Total current assets                     458,578        456,721         438,658

Property, plant and equipment, at cost, net  311,878        325,203         328,935
Excess of cost over net assets of
    businesses acquired                       73,433         74,102          75,652
Other assets                                  82,416         78,135          84,982
                                          ----------      ---------     -----------
                                          $  926,305      $ 934,161     $   928,227
                                          ==========      =========     ===========


Liabilities & Shareholders' Equity
Short-term debt                           $    3,979      $  13,598     $     4,788
Current installments of long-term debt        17,903         13,648           9,307
Accounts payable                              83,376         92,447          91,989
Accrued liabilities and taxes                 99,371         81,659          88,237
Current environmental reserves                 1,268          1,395           1,494
Dividends payable                              5,175          5,351           5,363
                                          ----------      ---------     -----------
    Total current liabilities                211,072        208,098         201,178


Long-term debt                               208,660        215,839         222,273
Deferred items                                47,876         48,492          48,642
Long-term environmental reserves              15,361         15,745          17,932
Minority interests                            83,411         76,372          69,268

Shareholders' equity
    Common stock and paid-in capital          34,169         35,116          34,150
    Retained earnings                        362,654        347,544         340,101
    Currency translation effects              (5,206)         1,614           4,585
    Treasury stock                           (31,692)       (14,659)         (9,902)
                                          ----------      ---------     -----------
        Total shareholders' equity           359,925        369,615         368,934
                                          ----------      ---------     -----------

                                          $  926,305      $ 934,161     $   928,227
                                          ==========      =========     ===========

Equity per Share                              $15.30         $15.26          $15.13
- ------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

                                   EXHIBIT 99c

                                                          THE DEXTER CORPORATION

CONDENSED STATEMENT OF CASH FLOWS

- -------------------------------------------------------------------------------------

                                                            Six Months Ended June 30
                                                           --------------------------
In thousands of dollars                                       1996             1995
- -------------------------------------------------------------------------------------

OPERATIONS
Net income                                                  $ 25,541        $ 22,420
    Noncash items
        Depreciation and amortization                         22,903          22,568
        Gain on divestiture of product lines                  (2,719)
        Income taxes not due                                  10,250           4,721
        Minority interests                                     7,618           5,511
        LIFO inventory (credit) charge                        (2,207)            804
        Equity in net income of affiliates                    (2,076)         (1,286)
        Other                                                  3,367            (135)
Operating working capital increase                           (12,182)        (39,005)
                                                            --------        --------
                                                              50,495          15,598
                                                            --------        --------
INVESTMENTS
Property, plant and equipment                                (22,942)        (14,473)
Acquisitions                                                 (12,332)
Divestitures                                                  34,913
Joint ventures                                                 3,246          (2,156)
Notes receivable                                                               3,000
Proceeds from exercise of LTI stock options                    1,250             862
Other                                                         (3,656)          1,714
                                                            --------        --------
                                                                 479         (11,053)
                                                            --------        --------
FINANCING
Long-term debt                                                (1,344)           (650)
Short-term debt, net                                          (9,570)            982
Dividends paid                                               (10,607)        (10,714)
LTI dividends paid to minority interest shareholders            (709)           (683)
Purchase of treasury stock                                   (21,434)
Other                                                          2,645            (231)
                                                            --------        --------
                                                             (41,019)        (11,296)
                                                            --------        --------
INCREASE (DECREASE) IN CASH AND SHORT-TERM SECURITIES       $  9,955        $ (6,751)
                                                            ========        ========


RECONCILIATION OF INCREASE (DECREASE) IN
   CASH AND SHORT-TERM SECURITIES
Cash and short-term securities at beginning of period       $ 65,542        $ 55,012
Cash and short-term securities at end of period               75,058          49,491
                                                            --------        --------
Increase (Decrease) in cash and short-term securities
     per Statement of Financial Position                       9,516          (5,521)
Currency translation effects                                     439          (1,230)
                                                            --------        --------
                                                            $  9,955        $ (6,751)
                                                            ========        ========


INTEREST PAID                                               $ 10,741        $ 10,357
                                                            ========        ========

TAXES PAID                                                  $  8,000        $ 10,990
                                                            ========        ========

- -------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

                                   EXHIBIT 99d

                                                          THE DEXTER CORPORATION

NET SALES BY MARKET

- -----------------------------------------------------------------------------------------------------------

                                                            Three Months Ended June 30
                                       --------------------------------------------------------------------
In thousands of dollars                              1996                       1995             Change
- -----------------------------------------------------------------------------------------------------------


     AEROSPACE                         $           12,506          $          11,403                +10%


     ELECTRONICS                                   48,022                     48,148


     FOOD PACKAGING (1)                            70,124                     74,958               -   6%


     MEDICAL (2)                                  102,535                     94,318                +  9%


     OTHER (3) (4)                                 52,514                     54,164               -   3%
                                       -------------------         ------------------

     CONSOLIDATED                      $          285,701          $         282,991                +  1%
                                       ===================         ==================




- --------------------------------------------------------------------------------------------------------------



- --------------------------------------------------------------------------------------------------------------

                                                               Six Months Ended June 30
                                       -----------------------------------------------------------------------
In thousands of dollars                               1996                      1995               Change
- --------------------------------------------------------------------------------------------------------------


     AEROSPACE                         $            24,533         $          23,307                   +  5%


     ELECTRONICS                                    97,478                    93,179                   +  5%


     FOOD PACKAGING (1)                            137,505                   144,824                  -   5%


     MEDICAL (2)                                   201,285                   181,588                    +11%


     OTHER (3) (4)                                 102,127                   106,886                  -   4%
                                       --------------------        ------------------

     CONSOLIDATED                      $           562,928         $         549,784                   +  2%
                                       ====================        ==================




- --------------------------------------------------------------------------------------------------------------


         (1) The effect of businesses acquired increased net sales to the Food Packaging market by $0.7 million, or 1%, for the quarter.

         (2) The effect of businesses acquired increased net sales to the Medical market by $3.8 million, or 4%, for the quarter, and $7.5 million, or 4%, year-to-date.

         (3) The effect of businesses divested decreased net sales in the "Other" category by $3.5 million, or 7%, for the quarter, and $6.5 million, or 6%, year-to-date.

         (4) Sales previously classified in the Automotive market are now included in the "Other" category.

                                   Exhibit 99e

                             The Dexter Corporation
                   Notes to Consolidated Financial Statements

Note 1 - In the opinion of company's management, the unaudited financial statements reflect adjustments of a normal recurring nature which are necessary to present a fair statement of the results for the interim periods. The notes to the consolidated financial statements including management's discussion in Part 1,
               Item 2 of this Form 10-Q are incorporated as part of these consolidated financial statements. The year-end condensed balance sheet data was derived from audited financial statements.

Note 2 - Net income per share figures in the consolidated Condensed Statement of Income are based on the weighted average number of shares outstanding as indicated for each period. No effect has been given to stock options or restricted stock awards outstanding as no dilutive effect would result from the inclusion of these items.

Note 3 - The following are included as components of Common Stock and Paid-in Capital.

COMMON STOCK & PAID-IN CAPITAL      JUNE 30,     DECEMBER 31,      JUNE 30,
(IN THOUSANDS OF DOLLARS)             1996           1995            1995
- ------------------------------     ---------     ------------      --------

Common stock                       $ 24,984        $ 24,984        $ 24,984
Paid-in capital                      13,761          12,316          12,251
Unrealized losses on
  investments                          (490)           (128)           (549)
Unearned compensation on
  restricted stock                   (3,613)         (1,583)         (2,536)
Pension liability adjustment           (473)           (473)
                                   --------        --------        --------
                                   $ 34,169        $ 35,116        $ 34,150
                                   ========        ========        ========

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of The Dexter Corporation

We have reviewed the accompanying condensed statement of financial position of The Dexter Corporation as of June 30, 1996 and 1995, and the related condensed statement of income for the three and six month periods ended June 30, 1996 and 1995, and the condensed statement of cash flows for the six month periods then ended. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated statement of financial position of The Dexter Corporation as of December 31, 1995, and the related consolidated statements of income, cash flows, and changes in shareholders' equity for the year then ended (not presented herein); and in our report dated February 1, 1996, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed statement of financial position as of December 31, 1995, is fairly stated, in all material respects, in relation to the consolidated statement of financial position from which it has been derived.

/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

Springfield, Massachusetts
July 16, 1996